Exhibit (11)

                    HILCOAST DEVELOPMENT CORP.

      Statement Regarding Computation of Per Share Earnings
          (dollars in thousands, except par share value)



                                       Year Ended July 31,
                                ---------------------------------
                                   1996        1995        1994
                                ---------   ---------   ---------

Primary and Fully Diluted:

  Net income (loss) available
    to common stockholders        ($438)       $272       ($211)
                                   ====        ====        ====


  Weighted average common
    shares outstanding          2,362,320   2,362,127   2,352,320

  Common stock equivalents -
    stock options                    -        144,435        -
                                ---------   ---------   ---------
         Totals                 2,362,320   2,506,562   2,352,320
                                =========   =========   =========



  Net income (loss) per share     ($.19)       $.11       ($.09)
                                   ====        ====        ====